EX-99.77Q1 OTHER EXHIBITS

Exhibit 77(Q1) - Addendum to Question 7C

Question 7.c
Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 99 consecutive series or portfolios permitted by the form.

Series Number	Series Name	Is this the
last filing for this series? (Y or N)

115     	Palmer Square Ultra-Short
Duration Investment Grade Fund	N

Please refer to the Palmer Square Ultra-
Short Duration Investment Grade Fund
semi-annual report to shareholders dated
January 31, 2017, to be filed on Form N-
CSR for additional information concerning the Fund.